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                                                                      EXHIBIT 12

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES
              COMBINED WITH 50% OWNED UNCONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                                                THREE MONTHS ENDED
                                                                     MARCH 31,
                                                                -------------------
                                                                2001          2000
                                                                ----          ----
Net income (loss)...........................................    $ (31)        $   1
Add:
  Interest expense..........................................       47            45
  Portion of rentals representative of the interest
     factor.................................................        3             3
  Preferred stock dividend requirements of majority-owned
     subsidiaries...........................................       --            --
  Income tax benefit and other taxes on income..............      (10)           (1)
  Amortization of interest capitalized......................       --            --
  Undistributed (earnings) losses of affiliated companies in
     which less than a 50% voting interest is owned.........       --            --
                                                                -----         -----
     Earnings as defined....................................    $   9         $  48
                                                                =====         =====
Interest expense............................................    $  47         $  45
Interest capitalized........................................        1             2
Portion of rentals representative of the interest factor....        3             3
Preferred stock dividend requirements of majority-owned
  subsidiaries on a pre-tax basis...........................       --            --
                                                                -----         -----
     Fixed charges as defined...............................    $  51         $  50
                                                                =====         =====
Ratio of earnings to fixed charges..........................     0.18          0.96
                                                                =====         =====

NOTE: Earnings were inadequate to cover fixed charges by $42 million for the three months ended March 31, 2001 and by $2 million for the three months ended March 31, 2000.